Exhibit 99.2

Investment Community Conference Call

Thursday, March 15, 2007, 4:00 PM Eastern

Operator

Good Afternoon, Ladies and Gentlemen, and welcome to the QuadraMed investors conference call. Today’s call is being recorded and webcast, and replays will be available on QuadraMed’s website within 24 hours. All participants will be in a listen-only mode until the question- and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements by QuadraMed as defined in Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to risk and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as the date on which they are made.

QuadraMed undertakes no obligation to update or revise any forward-looking statements. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities & Exchange Commission.

At this time, I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QuadraMed Corporation - President, CEO

[Technical Difficulties] …Then I will discuss what I believe are key aspects of the business after which we’ll take your questions. Dave.

David Piazza - QuadraMed Corporation - CFO

Thanks, Keith. Good Afternoon, Ladies and Gentlemen.

This morning in our press release we had the pleasure of reporting our 2006 year-end and fourth quarter operating results. And for the first time in five years we reported net income which amounted to $11.9 million. As a matter of record, the only other time the Company ever reported net income was in 2001, but that was due to a $13 million gain on redemption of debentures—so technically, we can say that this is the first year ever that we have reported net income driven by our operating results.

We also reported net income to common shareholders of $6 million and income per share, basic and diluted, of $0.14. By comparison we reported net losses to common shareholders of ($9.3) million and ($44.3) million in 2005 and 2004 respectively. Now for the fourth quarter we reported net income of $4 million, and this represents the third quarter in a row that we have achieved net income following the last two quarters of $6 million and $3.8 million respectively.

As you may recall, we reported a net loss of ($1.8) million in the first quarter of 2006, and that was due primarily to severance costs related to our RIF and the settlement of litigation, in addition to the fact that the first quarter of each year is typically the lowest performing quarter of the year due to the seasonality in our business. And as a side note, we expect that seasonality to be true in Q1 of 2007 as well.

We also reported EBITDA of $18.9 million compared to only $7.1 million in 2005 and compared to ($27) million in 2004. Now, the increase in EBITDA is a function primarily of the increase in net income, so let’s start talking about that by talking about revenues.

We reported total revenue of $125.2 million for 2006 compared to $122.3 million in 2005 and $124.8 million in 2004. Now Keith and I have emphasized for the last year or so during our quarterly calls that our revenues have been flat, averaging between $29 million to $31 million per quarter and our annual results are consistent with that trend. We are not satisfied with that historical pattern, and we continue to emphasize within all parts of our organization the importance of achieving revenue growth and sustaining that growth once it starts to manifest in our operating performance. But we are not there yet.

However, we have begun many initiatives during 2006 as a part of our Strategic Plan geared toward top line growth. Not the least of which is the clean-up of our old accounts receivable. Part of our revenue success of $33 million in Q3 and $32 million in Q2 was due to collections of old or troubled accounts or completion of stalled projects whose revenue plans were on hold until collection occurred.

In addition, throughout the year we have focused members of our service, implementation and finance teams on timely installation of contracts in our current backlog. And these efforts have ensured that milestone completion dates are aggressively pursued and that operational issues, if any, that are affecting our ability to complete the work or to recognize revenue, are addressed head on and resolved. So again, although we’re not satisfied with the relatively flat revenue performance, we are happy with the organizational focus and accountability our teams have demonstrated related to our revenue projects in backlog.

Our gross margins are 63% for both 2006 and 2005, although the gross margin related to licenses has decreased from 66% in 2005 to 64% this year. This is due primarily to higher cost of royalties and other payments to third party vendors for embedded technologies. On the other hand, this was offset by increased margins on hardware from 10% to 18% and on services from 62% last year to 64% this year. Costs of services are primarily driven by internal personnel costs.

Operating expenses overall declined $10 million in 2006 compared to 2005, and most of this favorable decrease was driven by General and Administrative costs.

G&A during 2006 amounted to $19.3 million which is $7.6 million lower than the $26.9 million we reported in 2005. Now, although we had $1.1 million of litigation expense in the first quarter of 2006, overall we experienced a $1.4 million reduction in consulting, legal and professional fees, about $500,000 of which was related to a reduction in our SOX cost during year three of implementation, and I will talk more about SOX later. The remainder of that variance pertains to costs incurred in 2005 related to the PeopleSoft conversion in Q1 of 2005 and related to a terminated strategic initiative in Q2 of 2005.

Also in the G&A area we had $1.4 million less of bad debt expense during 2006, reporting only $800,000 for the year. And this was due to the significant progress we made in managing our collections and accounts receivable, as I mentioned a few minutes ago. And with respect to severance costs, although we had $100,000 of G&A severance in Q1 of 2006, we reported $3.3 million of G&A severance in 2005, most of which was related to executive departures in Q3 of that year.

There were also lower expenses in a variety of other G&A categories, including Salaries and Benefits, due to around 20 fewer G&A headcount in 2006, and also to reductions in non-income taxes, telecom expenses and other items.

And as far as other areas of expense are concerned, our Software Development costs are flat year-over-year at a little over $30 million and around 24% to 25% of our revenues.

Our Sales and Marketing expenses have been flat as well at a little under $15 million each year which is equal to about 12% of revenue. Depreciation and Amortization declined $700,000 from 2005 to 2006, and we also had no exit costs related to facility closings during 2006, where we had almost $1.1 million of those costs in 2005.

And, finally, during 2006 we had $1.2 million more of Other Income, and this was primarily related to higher earnings on invested cash balances. And we also had no loss from Discontinued Operations during this current year compared to a loss of ($2.4) million that we reported in 2005.

Now if you turn to Exhibit 4 in this morning’s press release, you will see our calculation of EBITDA for 2006, 2005 and 2004. And the $11.8 million increase in EBITDA from 2005 to 2006 to the reported $18.9 million level is a result primarily of the $16 million increase in Net Income between periods that I just ran through. And this is offset in part by $4 million decrease for those items that are included in Net Income that get added back for EBITDA calculation purposes, most notably depreciation and amortization.

Our cash flow has continued to be strong during 2006. Our balance of cash and investments increased over $10 million during the year to $44.5 million, and cash from Operations increased $4.9 million from $11.8 million in 2005 to $16.7 million this year. A significant contribution to operating cash flow during the year resulted from our successful efforts to reduce DSOs from 81 at the end of 2005 all the way down to 60 at the end of 2006, and this is a 26% improvement.

Finally, I would like to spend a brief moment talking about our Sarbanes-Oxley work. This is our third year of SOX compliance work. And as you know, back in 2004 we had some reported internal control weaknesses, but in 2005 we and our auditors, BDO Seidman, both concluded that these weaknesses were remediated and that there were no additional weaknesses to be reported. Now during 2006 because our market cap classification is a nonaccelerated filer, BDO is not required to perform a SOX audit, nor was management required to report on internal controls this year. However, in spite of this, we have performed our own internal audits and SOX testing and Keith and I will be issuing our Section 404 certifications in Exhibit 31 to the 10-K which we are filing in the next few days. We’re happy to tell you that we will be reporting that we have no material internal control weaknesses for the second consecutive year.

Now I would like to turn the call over to Keith.

Keith Hagen—QuadraMed Corporation—President, CEO

Thank you, Dave.

The results we’ve announced today represent the first full year efforts of the new management team that came on board late in 2005. Clearly we have been successful in turning the business around, becoming profitable, growing sales and increasing shareholder value. It is important to understand that our financial success was the result of our execution on countless initiatives covering virtually every aspect of the business.

For 2004 and 2005 QuadraMed had a cumulative net loss of ($45.7) million. In 2006 we had net income of $11.9 million. That’s great progress and something that we’re very proud of. It was also gratifying that the market has rewarded us with strong share price performance over the last year. From 2005 to 2006 we had $12.2 million increase in Income from Operations. Of that increase $7 million was due to decreased expenses as the result of running a better and more efficient business.

Some examples of where we were able to eliminate or reduce costs were Section 404 consulting costs, legal and professional fees, data and telecommunications costs, travel costs, and bad debt expenses as a result of better collections. We are also carefully managing open job requisitions as people leave the

Company, and we’ve implemented a more efficient organizational structure which includes a larger span of control for our managers. We did reduce headcount in 2006, but more importantly we managed the business in such a way as to eliminate expenses that provided no value to the business and only served to reduce Income from Operations.

While we have worked to reduce our expenses, we continue to invest where we need to. You’ll notice that our R&D expenses are flat at about $30 million for ‘05 and ‘06. We will not be cutting our expenses in this area. Although expenses will fluctuate quarter-to-quarter based on open positions. It is vitally important that we continue to invest in the enhancement of our products, support regulatory changes, drive more integration of our products, and release new products into the market. We compete in a very aggressive market, and we must keep our products competitive.

While we were working to run a more efficient company, we also focused on growing our sales. From 2005 to 2006 we increased our sales bookings by 25% from $67 million to $84 million. Again, I will remind everyone that sales bookings includes: software license, install, one year of maintenance and hardware, if there is any, for perpetual software sales. All years of a term license contract, whether it is a renewal or a new name contract, and the full value of a service contract again, whether renewal or a new name contract.

At the end of February our sales pipeline was about $185 million. During 2006 the pipeline ranged on a monthly basis from $180 million to $210 million. This slight drop is mostly due to our sales success in 2006, which drove a higher amount of pipeline into sales bookings. Our new marketing campaign, new branding and messaging, and our new sales structure are all focused on increasing our overall pipeline and our sales bookings.

It is important to note that we have sales success across a broad range of our product offerings. I discussed in the past the important point that QuadraMed is more than just Affinity. While that product line is very important, we drive significant revenue from other products. In 2006 we did have $5.6 million of new name Affinity sales.

We also signed a $3.4 million Identity Management contract with Inova Health System and a $20.5 million contract with the Department of Veteran Affairs related to our HIM products. All of these contracts are important to our continued success. Driving higher sales is, of course, the key to increasing revenues. Our revenue growth from ‘05 to ‘06 was only 2.4%.

While Q1 of 2007 will most likely be at the lower end of our $29 million to $31 million revenue range due to the seasonality that Dave mentioned, we do expect to see quarterly revenue increase as our 2006 sales contracts are driven to revenue during the year. Because of revenue recognition timing, however, all of 2006 sales bookings will not become revenue in ‘07, and some of the bookings as I’ve described earlier are replacement of existing revenue.

In order to continue driving sales, we have made some changes to our sales organization. These changes are designed to leverage our large footprint of 2,000 hospitals and address the issue that 90% of our clients have only one of our products.

Our sales force is now aligned into three groups. Our Affinity account executive program continues to be focused on providing a dedicated resource to our Affinity client on a ratio of about 10:1. This group is tasked with understanding the challenges that our current clients face and how our solutions can help address their issues. Our Federal Government sales and services group continues to be separate due to the specialized experience and skills needed to sell and service the VA.

The remainder of our sales force is now focused into four regions and 21 territories, selling all of the products and services QuadraMed offers. This regional approach will help us to focus on providing comprehensive enterprise-wide solutions rather than just selling individual products.

Healthcare delivery systems are facing industry trends such as implementing initiatives to improve patient safety, support transparency based on quality benchmarking and linking payment for services to quality and outcomes. We will continue to demonstrate that we understand these challenges and communicate that QuadraMed has the Care-Based Revenue Cycle solutions that can support their delivery of quality care while helping them to improve their financial outcomes.

In order to visually demonstrate this new focus, on February 5th we launched our new corporate branding. Our new logo represents the four pillars of the Care-Based Revenue Cycle, namely, Access and Identity Management, Care Management, Health Information Management, and Revenue Management.

Our new brand embodies our vision of becoming the leading healthcare technology solutions provider, focused on enabling our clients to transform their quality care into financial success. Being successful and driving this message into the market and continuing to deliver top quality service to our clients is the key to driving sales and driving top line organic growth over time.

Now I would like to talk a little bit about cash. Cash provided by operating activities in 2006 was $16.7 million. This brought our total cash and investments to $44.5 million at the end of 2006. The Board has discussed various uses of this cash; however, we have not made any specific plans with respect to any use of our cash. For now we are looking at ways to leverage our strong financial position to build shareholder value by growing the Company. This will include looking at strategic inorganic growth opportunities during 2007.

Overall I am very pleased with our success to date. We have executed on the basic blocking and tackling that has created a solid business with sound financials and strong profitability, and we will continue to stay focused in this regard.

Our sales team has executed on building a solid revenue backlog, and we’re positioning ourselves to drive top line revenue over time.

Thank you, and we’ll now take your questions. Laurie.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] And we will pause for just a few moments to allow our audience members to respond. And we will take our first question from Harvey Poppel with Poptech.

Harvey Poppel – Poptech, LTD—Analyst

Yes. I want to deal with the revenue side. This — as I recall, this is the third or fourth conference call where you’ve given the $29 million to $31 million guidance range for quarterly revenue. And of course you exceeded that for a couple of quarters back in the middle of last year, and just barely exceeded the $31 million in the fourth quarter, which I assume is normally a strong seasonal quarter, and you’re saying you’re going to be at the lower end this coming quarter.

What do we take away as investors in terms of any optimism about seeing this number start to grow in the near future?

Keith Hagen—QuadraMed Corporation—President, CEO

Sure. The optimism is really on the sales booking side, which is why I guess about a year ago I started to talk about our sales booking number. Because the revenue obviously drives from the sales bookings, the sales bookings turn into a backlog, we then recognize that revenue through our implementation and training services.

The complexity we have with the business is some of our sales cycles are long, particularly for the larger dollar amount contracts, and then the revenue recognition cycles can be long, some products are shorter, some are as many as three years. So it’s those sales bookings that, as we continue to be successful in signing contracts, those bookings will turn into revenue over time. And how we count the sales bookings number has been consistent over the last three years, and so we’ve put out the 2005, the — or the 2004, the 2005, and the 2006 numbers with 2004 and 2005 being relatively flat in the mid-$60 million range. I think it was $64 million and $67 million, and then 2006 being $84 million, so that’s the — that’s a leading indicator to revenue growth.

We talked about the seasonality. Q1 is typically low for us. There is a lot of things happening in the industry and various industry conferences and things that tend to make Q1 a bit lower, but as I said, we expect to see that to start to move up as we convert those 2006 sales bookings into revenue during the year.

Harvey Poppel—Poptech, LTD—Analyst

Could you perhaps explain — you mentioned the pipeline figure of $185 million and that was in the range of what you had — had going during parts of 2006 of $180 million to $210 million. How does that number, the $185 million, relate to the $80 million plus of bookings.

Keith Hagen—QuadraMed Corporation—President, CEO

Well, everything that is a booking at one time was in the sales pipeline.

Harvey Poppel—Poptech, LTD—Analyst

So a pipe — a pipeline is prebooking?

Keith Hagen—QuadraMed Corporation—President, CEO

That’s correct, yes, the pipeline are the — the A, B, and C level accounts that our sales organization is working on. It’s something we focus on a lot internally to make sure it is as clean as possible. It is a little bit lower than where we want it, and we’re working to get it back up. But again it is lower because we had a very good sales year last year, which drove pipeline into sales bookings, and then also with the change in our sales organization, with people changing territories and getting engaged in those territories, that causes a decrease in the sales pipeline while they build those relationships and build those accounts going forward.

Harvey Poppel—Poptech, LTD—Analyst

Okay. Thank you very much.

Keith Hagen—QuadraMed Corporation—President, CEO

Sure.

Operator

[OPERATOR INSTRUCTIONS] And again we’ll pause for just a few moments to allow our audience members a moment to respond. We have a question from Steve Sullivan with Horizon Financial.

Steve Sullivan—Horizon Financial Group—Analyst

Yes, I was wondering if you can kind of go over how you achieved the margin improvement in both the hardware and the software side over the last year?

David Piazza—QuadraMed Corporation—CFO

Yes, Steve, this is Dave. The hardware deals are typically priced at margins between 10% and 20%. Last year we had some very low margin deals that happened, and as you know from our revenue line we don’t have a lot of hardware in the revenue for any given year anyway. So it’s just this year we put more of a focus on raising that to the higher end of the range that we typically put it in. And on the services side, as I mentioned, most of those costs are personnel related type costs because it is our — predominantly our internal people who are out there doing the installations that are doing customer service, that are working on supplemental service contracts, and that type of thing. And we’ve had some, as Keith mentioned, managing headcount steadily.

We had a RIF earlier in the year which affected all aspects of the organization and that type of thing. So it’s just a combination of different factors, managing headcount, becoming more efficient, being more focused.

Steve Sullivan—Horizon Financial Group—Analyst

I have two other questions. What’s the headcount now versus where it was a year ago, and what’s the total NOLs on the books?

David Piazza—QuadraMed Corporation—CFO

The total NOLs are for Federal — it’s about $135 million or so, and the state is around $57 million, $58 million, something in that regard. And the headcount is in the 580ish type range, I believe, and that’s down significantly from last year by, I believe about 40 or 50 heads.

Steve Sullivan—Horizon Financial Group—Analyst

Okay. Long-term shareholder, and congratulations on the excellent work you’ve accomplished in the last year.

Keith Hagen—QuadraMed Corporation—President, CEO

Thank you very much.

David Piazza—QuadraMed Corporation—CFO

Thanks.

Operator

And Mr. Hagen, it appears that we have no further questions. I would like to turn the conference back to you for any closing or additional comments.

Keith Hagen—QuadraMed Corporation—President, CEO

Great. Well, thank you, everyone, for joining us on the conference call. Again, from our perspective we’re very pleased with where we’ve got in the business compared to where it has been in the past, and we are very focused on continuing to make progress and drive the business forward. So we appreciate all of your interest in the Company and we appreciate you participating in the call. Thank you.

David Piazza—QuadraMed Corporation—CFO

Thank you very much.

Operator

And thank you, everyone. That does conclude today’s conference. We do thank you for your participation. On behalf of today’s speakers, I would like to wish everyone a great day.